Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of May 16, 2022 (the “Amendment Effective Date”), by and between BKFS I SERVICES, LLC, a Delaware corporation (the “Company”), and ANTHONY M. JABBOUR (the “Employee”) and amends that certain Employment Agreement dated as of April 1, 2018 (together with this Amendment, the “Agreement”), which the Company and Employee hereby agree is in full force and effect as of the date hereof and the terms and conditions of which are incorporated herein by reference.  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.	Section 2 of the Agreement is deleted in its entirety and replaced with the below:

“2.Employment and Duties. Subject to the terms and conditions of this Agreement, as of the Amendment Effective Date, the Company employs Employee as Executive Chairman of Black Knight, Inc. (“BK”). Employee accepts such employment and appointments and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid positions and such other duties and responsibilities as may be prescribed from time to time by the Company consistent with the aforesaid position. Employee shall be required to comply with the Company’s employee policies applicable to him and Company employees generally as from time to time enacted. During the Employment Term, Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than (a) services as the Chief Executive Officer and a director of Dun & Bradstreet Holdings, Inc.; (b) service on the board of directors of Paysafe Ltd.; and (c) personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee’s duties. Employee’s office location shall be in Jacksonville, Florida, but Employee will be expected to travel, at the Company’s expense, to the Company’s other locations as necessary.”

2.	Section 4 of the Employment Agreement is deleted in its entirety and replaced with the below:

“4.During the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $600,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee’s express written consent except in the case of a salary decrease for all executive officers of the Company) at the discretion of the Company (such annual base salary, including any increases, the “Annual Base Salary”).”

3.	Section 8(f) of the Agreement is hereby supplemented and amended by adding the following provisions as Sections 8(f)(iv) and 8(f)(v):

“(iv)

A material diminution Employee’s duties or responsibilities upon or within the twenty-four (24) months following a Change in Control of BK (as defined in the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan); provided, however, that until the first anniversary  of the Closing Date (as that term is defined in that certain Agreement and Plan of Merger, dated as of May 4, 2022, by and among Intercontinental Exchange, Inc., Sand Merger Sub Corporation and BK (the “Merger Agreement”)), a change in Employee’s duties or responsibilities as a result of the Merger (as defined in the Merger Agreement) due to BK becoming a division, subsidiary or other similar part of a larger organization and no longer being a publicly traded company, shall not constitute “Good Reason”; and provided further that from and after the first anniversary of the Closing Date, a change in Employee’s duties or responsibilities as in effect immediately prior to the Effective Time (as defined in the Merger Agreement) as a result of the Merger due to BK becoming a division, subsidiary or other similar part of a larger organization and no longer being a publicly traded company, shall constitute “Good Reason”;

(v)

Upon or within the twenty-four (24) months following a Change in Control of BK, Employee’s receipt of notice from the Company or BK (or, in each case, any successor entity) that the term of this Agreement will not be renewed, such that the term of this Agreement would expire prior to the two (2) year anniversary of the Effective Time.”

4.	The last paragraph of Section 8(f) of the Agreement beginning “Notwithstanding the foregoing…” is deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event, (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination, and (3) Employee terminates employment within ninety (90) days following the expiration of such thirty (30) day period following receipt of Employee’s Notice of Termination.”

5.	Section 9(a)(iv) of the Agreement is deleted in its entirety and replaced with the below:

“9(a)(iv). All stock options, restricted stock and other equity-based incentive awards granted by BK or any of its subsidiaries or affiliates, including any Class B Units of Optimal Blue Holdco, LLC, that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute an arrangement within the meaning of Code Section 409A shall be paid or settled on the earlier date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.”

6.	Section 12 of the Agreement is deleted in its entirety and replaced with the following:

“12.Non-Competition.

(a)	During Employment Term. During the Employment Term, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company’s or its affiliates’ principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business, except that Employee may provide services as an executive and member of the board of directors of Dun & Bradstreet Holdings, Inc. and as a member of the board of directors of Paysafe Ltd. In addition, during the Employment Term, Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any competitive business activity.
(b)	After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one year after Employee’s employment terminates for any reason whatsoever with the Company, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or its affiliates. Working directly or indirectly for or serving as a member of the boards of directors of Dun & Bradstreet Holdings, Inc. and/or Paysafe Ltd. shall not be considered competitive to the Company or its affiliates for the purpose of this Section.”
7.	Section 16 of the Agreement is deleted in its entirety and replaced with the following:

“16.Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment, distribution or other benefit under Section 9 of this Agreement (other than due to Employee's death), Employee shall have executed a complete release of the Company and its affiliates and related parties in substantially the form attached as Exhibit A hereto.”

Signature page follows.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BKFS I SERVICES, LLC By: /s/ Joseph M. Nackashi Joseph M. Nackashi Its: President
EMPLOYEE: /s/ Anthony M. Jabbour Anthony M. Jabbour

Exhibit A

MUTUAL RELEASE AGREEMENT

THIS MUTUAL RELEASE AGREEMENT (“Agreement”) is made and entered into by and between [NAME] (“Employee”), a [STATE] resident, and BKFS I SERVICES, LLC, a Delaware corporation (“Company”). In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement and the “Employment Agreement” entered into by the parties and amended as of [DATE], the adequacy of which is hereby acknowledged, the parties agree as follows:

1.Mutual Release.  Employee (on Employee’s own behalf and on behalf of Employee’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company, its past, current and former parent corporations (including, but not limited to, Black Knight, Inc., Black Knight Financial Services, Inc., Black Knight Financial Services, LLC, Black Knight Holdings, Inc. and Intercontinental Exchange, Inc.), and each of their affiliates, subsidiaries, employees, managers, owners, officers, directors, managers, attorneys, agents, shareholders, representatives and members, and their successors, predecessors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (collectively, “Company Released Parties”) from any claim, charge, complaint, liability, demand, action, or cause of action, known or unknown, which arose at any time up to the date Employee signs this Agreement, and waives all rights relating to, arising out of, or in any way connected with Employee’s employment with or service to the Company or the ending of that employment, including, without limitation, any claim, demand, action, cause of action or right based on but not limited to: federal and state wage payment laws, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), Executive Order 11246, the Rehabilitation Act of 1973, 42 U.S.C. §1981-1988, the Civil Rights Act of 1991, civil rights acts of any state, state and federal family and/or medical leave acts, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment and Retraining Notification Act of 1988 and any state or local counterpart, and any other federal, state or local laws or regulations of any kind, whether statutory, regulatory or decisional. The release contained in this Agreement also includes, but is not limited to, any claims arising under common law, statutory law, or regulation, for wrongful termination, fraud or fraud in the inducement, breach of contract, defamation, retaliation, misrepresentation, violation of public policy or invasion of privacy, intentional infliction of emotional distress, negligent infliction of emotional distress, negligent hiring, negligent retention, negligent supervision and all other claims that were raised or could have been raised as of the date Employee signs this Agreement.

Except as otherwise expressly provided herein, this release extends to all disputes of every nature and kind by Employee against the Company or any Company Released Party that arose before the date Employee signs this Agreement, whether known or unknown, suspected or unsuspected, past or present, and whether or not they arose out of or are attributable to the circumstances of Employee’s employment with the Company.

The Company (on the Company’s own behalf and on behalf of the Company’s past, current and former parents, subsidiaries and affiliates) hereby releases and discharges Employee and Employee’s agents, assigns, heirs, executors, and administrators from any claim, demand, action, or cause of action, or right based on but not limited to: any federal, state or local laws or regulations of any kind, whether statutory, regulatory or decisional. The release contained in this Agreement also includes, but is not limited to, any claims arising under common law, statutory law, or regulation, for, fraud or fraud in the inducement, breach of contract, defamation, retaliation, misrepresentation, violation of public policy or invasion of privacy, intentional infliction of emotional distress, negligent infliction of emotional distress, negligent hiring, negligent retention, negligent supervision and all other claims, that were raised or could have been raised as of the date Employee signs this Agreement.

Except as otherwise expressly provided herein, this release extends to all disputes of every nature and kind by Company against the Employee that arose before the date Employee signs this Agreement, whether known or unknown, suspected or unsuspected, past or present, and whether or not they arose out of or are attributable to the circumstances of Employee’s employment with the Company.

2.Excluded Claims.  This Agreement does not release or waive any claims, and Paragraph 1 of this Agreement does not release or waive: (a) any rights to compensation or benefits provided under the Employment Agreement; (b) any benefit to which Employee is entitled under any tax qualified benefit plan of the Company or any of its affiliates, COBRA continuation coverage benefits, vested benefits under the Company’s  or its affiliates’ benefit plans or any other welfare benefits required to be provided pursuant to the terms of the applicable plan; (c) any claims that Employee could make, if available, for unemployment or workers’ compensation or for health insurance or retirement benefits; (d) any rights to indemnification that Employee may have under applicable law, the bylaws or certificate of incorporation of the Company and its affiliates, any applicable director and officer liability policy or under the Employment Agreement, or as a result of having served as an officer or director of the Company or any of its affiliates; (e) any claim that Employee may have as a holder or beneficial owner of securities of the Company and its affiliates or other rights relating to securities, equity or equity-based awards in respect of the common stock of the Company or any of its affiliates; and (f) any other claim that cannot be released by private agreement or that arises after the date Employee signs this Agreement.  Moreover, nothing in this Agreement shall be construed as barring or limiting Employee’s right to bring a legal action challenging the validity of Employee’s release of ADEA claims, nor does it release any claims under ADEA arising after the date Employee signs this Agreement.

3.Mutual Covenant Not to Sue.  Except as otherwise expressly provided in Paragraph 1 of this Agreement, Employee agrees that Employee will not institute any claim for damages or other relief, nor authorize any other party, governmental or otherwise, to institute any claim for damages or other individual relief on Employee’s behalf, via legal or administrative proceedings, against the Company or any Company Released Party for any claims or claims released in Paragraph 1 of this Agreement.  Employee further agrees to withdraw any charge, lawsuit or claim for damages or other relief that has or may have been filed before any local, state or federal agency or court relating in any way to the Company or a Company Released Party, except with respect to any rights or claims that are not waived pursuant to Paragraph 2.

Except as otherwise expressly provided in Paragraph 1 of this Agreement, the Company agrees that the Company and its affiliates will not institute any claim for damages or other relief, nor authorize any other party, governmental or otherwise, to institute any claim for damages or other individual relief on the Company’s behalf, via legal or administrative proceedings, against Employee or any of Employee’s agents, assigns, heirs, executors, and administrators for any claims or claims released in Paragraph 1 of this Agreement.  The Company further agrees to withdraw any charge, lawsuit or claim for damages or other relief that has or may have been filed before any local, state or federal agency or court relating in any way to Employee or Employee’s agents, assigns, heirs, executors, and administrators.

Nothing contained in this Agreement shall be construed to prevent Employee from filing a charge or complaint with, including a challenge to the validity of this Agreement, or participating or cooperating with any investigation conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission or any state or local antidiscrimination agency.  However, other than as prohibited by applicable law (including with respect to any legally protected whistleblower rights), Employee expressly waives the right to monetary damages or other individual legal or equitable relief in relation to any such claim against the Company or its affiliates that is validly released by this Agreement, other than as prohibited by applicable law.  Nothing in this Agreement shall be construed to prevent, limit or restrict Employee from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934.

4.OWBPA / ADEA Waiver.  Employee acknowledges that: (a) the Company has advised him in writing that he should consult his attorney of his choice before entering into this Agreement, and Employee has been given the opportunity to consult with an attorney of his choice before signing this Agreement; (b) this Agreement has been written in a manner calculated to be understood by Employee, and Employee should consult with his attorney if he does not understand any provisions contained in this Agreement; (c) the release and waiver in this Agreement specifically covers any claims of age discrimination; (d) this Agreement does not waive rights or claims that may arise after Employee executes it; (e) Employee has twenty-one (21) days to consider this Agreement and whether he will enter into it, although Employee may sign it sooner than that if he so desires; and (f) Employee may revoke this Agreement at any time within seven (7) days after executing it by timely delivering written notice to Melissa Circelli, the Company’s Chief Human Resources Officer (or her successor) via email to melissa.circelli@bfks.com or via courier to 601 Riverside Ave., Jacksonville, FL, 32204.

5.Effective Date.  This Agreement shall not become effective or enforceable until after the seven (7)-day revocation period has expired. The “Effective Date” of this Agreement shall be the eighth day after Employee has executed and returned this Agreement to the Company, provided Employee does not timely revoke this Agreement pursuant to Paragraph 4.

6.Governing Law.  This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance and without regard to principles of conflict of laws.  The parties agree that the sole and exclusive venue for any legal action arising under this Agreement shall be a state or federal court located in Duval County, Florida.  The parties to this Agreement hereby voluntarily consent to personal jurisdiction in the state and federal courts located in Duval County, Florida in any legal action or lawsuit arising under this Agreement.

7.Continuing Obligations. Employee acknowledges and agrees that the post-termination restrictive covenants in relation to confidentiality, non-competition and non-solicitation as stated in Section 12 of the Employment Agreement remain valid, enforceable and in effect.

8.Amendments.  This Agreement may not be amended, modified or changed in any way except by written document executed by each of the parties to this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY, IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the Effective Date:

BKFS I SERVICES, LLC By: __________________________ Its: Date:

EMPLOYEE ______________________________ Date: